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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                    FORM 15

     CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                   Commission File Number        000-23883
                                                         -----------------------

                               PHOENIXSTAR, INC.
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             (Exact name of registrant as specified in its charter)

   8085 South Chester, Suite 110, Englewood, Colorado 80112, (303) 712-4609
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  (Address, including zip code, and telephone number, including area code of registrant's principal executive offices)

                  10 7/8% Senior Subordinated Notes Due 2007
              12 1/4% Senior Subordinated Discount Notes Due 2007
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            (Title of each class of securities covered by this Form)


                                     None
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  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)   [X]                Rule 12h-3(b)(1)(i)   [X]
        Rule 12g-4(a)(1)(ii)  [ ]                Rule 12h-3(b)(1)(ii)  [ ]
        Rule 12g-4(a)(2)(i)   [ ]                Rule 12h-3(b)(2)(i)   [ ]
        Rule 12g-4(a)(2)(ii)  [ ]                Rule 12h-3(b)(2)(ii)  [ ]
                                                 Rule 15d-6            [ ]

     Approximate number of holders of record as of the certification or notice date:
        10 7/8% Senior Subordinated Notes Due 2007:                4
                                                    ---------------------------
        12 1/4 % Senior Subordinated Discount Notes Due 2007:      0
                                                              -----------------

     Pursuant to the requirements of the Securities Exchange Act of 1934, Phoenixstar, Inc. as the successor by merger to the registrant has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:     July 6, 1999             By: /s/ Kenneth G. Carroll
     ----------------------------     -----------------------------------------
                                       Name:  Kenneth G. Carroll
                                       Title: Senior Vice President and Chief
                                              Financial Officer